Item 30. Exhibit (h) i. f. 3. i.

AMENDMENT NO. 1 TO DEALER’S AGREEMENT BETWEEN
MML DISTRIBUTORS, LLC AND DELAWARE DISTRIBUTORS, L.P.

THIS AMENDMENT is made and entered into as of the 20th day of October 2021, amends the Dealer’s Agreement entered into as of the 24th day of October, 2016, as amended (the “Agreement”) by and between MML DISTRIBUTORS, LLC, (“Company”) and DELAWARE DISTRIBUTORS, L.P. (the “Distributor”), a limited partnership organized under the laws of the State of Delaware and principal underwriter/distributor of the Fund.

WHEREAS, the parties desire to amend the Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	All references in the Agreement to Massachusetts Mutual Life Insurance Company or MassMutual shall be deemed to include both Massachusetts Mutual Life Insurance Company and C.M. Life Insurance Company.

IN WITNESS WHEREOF, the parties below have caused this amendment to be executed by their duly authorized officers effective as of the date set forth above.

MML DISTRIBUTORS, LLC		DELAWARE DISTRIBUTORS, L.P.

By:	/s/ Paul LaPiana	By:	/s/ David Brenner
Print Name	Paul LaPiana	Print Name	David Brenner
Title:	President	Title:	Senior Vice President

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